Exhibit 5.1

THE NEW YORK TIMES BUILDING 620 EIGHTH AVENUE NEW YORK, NY 10018-1405 TEL 212.841.1000 FAX 212.841.1010 WWW.COV.COM	BEIJING BRUSSELS LONDON NEW YORK SAN DIEGO SAN FRANCISCO SILICON VALLEY WASHINGTON

January 24, 2011

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Ladies and Gentlemen:

We have acted as counsel to American Tire Distributors, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $250,000,000 in aggregate principal amount of 9.750% Senior Secured Notes due 2017 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by American Tire Distributors Holdings, Inc., a Delaware corporation (“ATDH”), and Am-Pac Tire Dist. Inc., a California corporation (“Am-Pac” and, collectively with ATDH, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2010 (such registration statement, as amended, is herein referred to as the “Registration Statement”). As described in the Registration Statement, the Exchange Notes and the Guarantees will be exchanged for the Company’s outstanding unregistered 9.750% Senior Secured Notes due 2017 (the “Existing Notes”). The Company will issue the Exchange Notes and the Guarantors will provide the Guarantees pursuant to the Senior Secured Notes Indenture among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), dated as of May 28, 2010 (the “Indenture”). The Indenture is filed as Exhibit 4.1 to the Registration Statement.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualification set forth below, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the qualification that we express no opinion as to waivers of defenses to the extent that such defenses cannot, as a matter of law, be effectively waived.

We are members of the bars of the State of New York and the State of California. We do not express any opinion herein on any laws other than the law of the State of New York, the law of the State of California, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP
Covington & Burling LLP